Exhibit 99.1

AstraZeneca Provides Update On Phase III Trial Of Selumetinib In Non-Small Cell Lung Cancer

Selumetinib did not meet trial endpoint of progression-free survival in KRASm NSCLC patients

BOULDER, Colo., Aug. 9, 2016 /PRNewswire/ -- AstraZeneca (LON/STO/NYSE: AZN) today announced results from the Phase III SELECT-1 trial of the MEK 1/2 inhibitor, selumetinib, in combination with docetaxel chemotherapy as 2nd-line treatment in patients with KRAS mutation-positive (KRASm) locally-advanced or metastatic non-small cell lung cancer (NSCLC). Array BioPharma (NASDAQ: ARRY) was informed of these results on Monday, August 8, 2016.

The results showed that the trial did not meet its primary endpoint of progression-free survival (PFS), and selumetinib did not have a significant effect on overall survival (OS). The adverse event profiles for selumetinib and docetaxel were consistent with those seen previously.

SELECT-1 is an international trial with 510 randomised patients in over 200 centres. Patients received either selumetinib (75mg, orally, twice daily) or placebo in combination with docetaxel (intravenously, 75mg/m2, on day one of every 21-day cycle).

Selumetinib is being explored as a treatment option in registration-enabling studies in patients with differentiated thyroid cancer where the treatment received Orphan Drug Designation, and patients with neurofibromatosis type 1, a genetic disorder that causes tumours to grow along nerve tissue.1

About Array's Agreement with AstraZeneca
AstraZeneca acquired exclusive worldwide rights to selumetinib from Array. To date, Array received $26.5 million in up-front and milestone payments and is entitled to potential additional development milestone payments of approximately $70 million (with $30 million specific for selumetinib) and royalties on product sales.

About KRASm non-small cell lung cancer
KRAS is one of the most common genetic mutations in NSCLC, and is found in 30% of patients.2 Adenocarcinomas make up the majority of cases with KRAS mutations, which are less common in squamous cell NSCLC.2,3

KRAS mutations are associated with activation of the RAS-ERK signalling pathway, which drives tumour growth.3

About selumetinib (AZD6244, ARRY-142886)
Selumetinib is an oral, potent and highly selective MEK 1/2 inhibitor. MEK 1/2 are critical components of the RAS-ERK pathway, activation of which is implicated in driving cancer growth and progression, including in patients with KRASm NSCLC.4,5

In May 2016, selumetinib was granted Orphan Drug Designation by the US Food and Drug Administration (FDA) for adjuvant treatment of patients with stage III or IV differentiated thyroid cancer (DTC), and AstraZeneca is committed to exploring its full potential, including in Phase III trials in patients with DTC and in a US National Cancer Institute-sponsored Phase II registration trial in patients with paediatric neurofibromatosis type 1.

About SELECT-1
SELECT-1 (NCT01933932) is a Phase III, double-blind, randomised, placebo-controlled trial. It is designed to assess the efficacy and safety of selumetinib (75 mg twice daily, given orally on a continuous schedule) in combination with docetaxel (75 mg/m2 intravenously on day 1 of every 21-day cycle), compared with matched placebo in combination with docetaxel (same schedule) in 510 patients receiving 2nd-line treatment for KRASm locally advanced or metastatic NSCLC (stage IIIB-IV), confirmed by central testing of tumour tissue using the cobas® KRAS Mutation Test (Roche Molecular Systems).3

The primary endpoint is PFS, and secondary endpoints include OS, objective response rate (ORR), duration of response (DoR), and safety and tolerability.3

About AstraZeneca in Oncology
AstraZeneca has a deep-rooted heritage in Oncology and offers a quickly growing portfolio of new medicines that has the potential to transform patients' lives and the Company's future. With at least 6 new medicines to be launched between 2014 and 2020 and a broad pipeline of small molecules and biologics in development, we are committed to advance New Oncology as one of AstraZeneca's six Growth Platforms focused on lung, ovarian, breast and blood cancers. In addition to our core capabilities, we actively pursue innovative partnerships and investments that accelerate the delivery of our strategy, as illustrated by our investment in Acerta Pharma in haematology.

By harnessing the power of four scientific platforms -- immuno-oncology, the genetic drivers of cancer and resistance, DNA damage response and antibody drug conjugates -- and by championing the development of personalised combinations, AstraZeneca has the vision to redefine cancer treatment and one day eliminate cancer as a cause of death.

About AstraZeneca
AstraZeneca is a global, science-led biopharmaceutical company that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three main therapy areas – Respiratory and Autoimmunity, Cardiovascular and Metabolic Diseases, and Oncology. The Company is also active in inflammation, infection and neuroscience through numerous collaborations. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of selumetinib and the timing of the announcement of further results of clinical trials for selumetinib, expectations that events will occur that will result in greater value for Array, and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of selumetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 9, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

References

1 U.S. National Library of Medicine. Genetics Home Reference: neurofibromatosis type 1. Published 5 July 2016. Available at https://ghr.nlm.nih.gov/condition/neurofibromatosis-type-1. Accessed 6 July 2016.

2 Dearden S et al. Mutation incidence and coincidence in non small-cell lung cancer: meta-analyses by ethnicity and histology (mutMap). Ann Oncol. 2013 Sep;24(9):2371-6.

3 Jänne PA et al. Study design and rationale for a randomized, placebo-controlled, double-blind study to assess the efficacy and safety of selumetinib in combination with docetaxel as second-line treatment in patients with KRAS-mutant advanced non-small cell lung cancer (SELECT-1). Clin Lung Cancer 2016 Mar;17(2):e1-4.

4 Davies BR, et al. AZD6244 (ARRY-142886), a potent inhibitor of mitogen-activated protein kinase/extracellular signal-regulated kinase kinase 1/2 kinases: mechanism of action in vivo, pharmacokinetic/pharmacodynamic relationship, and potential for combination in preclinical models. Mol Cancer Ther 2007;6:2209–19.

5 Roberts PJ, Stinchcombe TE. KRAS Mutation: Should We Test for It, and Does It Matter? J Clin Oncol 2013;31(8):1112–21.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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